Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

(713) 654-2200

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP – Investor Relations,

(713) 654-2200

JANIECE LONGORIA JOINS SUPERIOR ENERGY SERVICES’

BOARD OF DIRECTORS

HOUSTON, October 7, 2015 – Superior Energy Services, Inc. announced today that Janiece M. Longoria has been elected to its board of directors, effective immediately.

Ms. Longoria has been a practicing lawyer for 35 years with extensive experience in securities litigation, regulatory matters and commercial litigation with Ogden, Gibson, Broocks, Longoria & Hall, L.L.P. and formerly at Andrews Kurth LLP.

Ms. Longoria is the Chairman of the Port of Houston Authority, with oversight over one of the busiest ports in the nation. She has also served on the board of directors of Centerpoint Energy, Inc. since 2005 where she serves on its compensation, nominating and governance committees. She also currently serves on the board of directors of the Texas Medical Center, MD Anderson Board of Visitors Cancer Center and the Greater Houston Partnership.

She has received numerous honors and recognitions for her community and board service, including the Distinguished Alumnus Award for the University of Texas, the 2008 Sandra Day O’Connor Award For Board Excellence, the Female Executive of the Year Award from the Houston Hispanic Chamber of Commerce, and has been recognized as a “Breakthrough Woman” and inducted into the Hall of Fame by the Greater Houston Women’s Chamber of Commerce.

David Dunlap, President and CEO of Superior Energy noted, “We are extremely pleased to add Janiece to our board. We believe her extensive experience will further strengthen our board’s breadth of talent and background and we are delighted to have such an outstanding individual. I’m confident that Janiece is going to make an important and positive impact on our company.”

About Superior Energy

Superior Energy Services, Inc. (NYSE:SPN) serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

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